Exhibit 4.11

No: __________

OFFICE LEASE AGREEMENT

Party A (Lessor): Tianjin Tiankai Development Group Co., Ltd.

Legal Representative: Zhang Xueying

Mailing Address: Building 2, Tianjin Science and Technology Plaza, Keyan West Road,

Nankai District, Tianjin

Contact Phone: __________

Party B (Lessee): Skyladder New Century (Tianjin) IoT Technology Co., Ltd.

Legal Representative: Ma Bin

Mailing Address: Unit 2106-1, Building 2, Tianjin Science and Technology Plaza, Keyan West Road, Nankai District, Tianjin (Tiankai Park)

Contact Phone: __________

In accordance with the Civil Code of the People’s Republic of China and other relevant laws and regulations, Party A and Party B, based on the principles of voluntariness, equality, fairness, and good faith, have reached the following agreement regarding the lease of Party A’s house by Party B through mutual consultation:

I. Basic Information of the Property

(i) The leased premises are located at Rooms 3-1-2101, 3-1-2102, 3-1-2103, 3-1-2104, and 3-1-2105, Building 3, Tianjin Science and Technology Plaza, west of Keyan East Road, Nankai District, Tianjin. During the lease term, Party A reserves the exclusive right to use the roof of the building where the leased premises are located.

(ii) The gross floor area of the leased premises is 764.81 square meters. The rent, property management fees, and other charges calculated based on the area of the premises shall all be calculated using the area stipulated in this clause as the basis.

The aforementioned gross floor area shall be subject to the area recorded in the Real Estate Title Certificate. If the Real Estate Title Certificate for the leased premises has not yet been issued, the area recorded in the currently valid survey report shall prevail; if a Real Estate Title Certificate is subsequently obtained for the leased premises and the area recorded therein is inconsistent with the survey report, the area recorded in the Real Estate Title Certificate shall prevail. Any resulting rent adjustment shall be settled on a pro-rata basis, with any overpayment refunded and any underpayment supplemented.

(iii) Party B must use the premises according to the purpose specified at the time of delivery and shall not use the leased premises for any purpose other than the aforementioned purpose. If Party B violates the above provisions, Party A has the right to terminate this Contract immediately and repossess the leased premises, and Party B shall indemnify Party A for all losses suffered as a result.

II. Lease Term and Delivery

(i) The lease term shall commence on May 6, 2025 (the “Commencement Date”) and expire on December 31, 2027 (the “Lease Expiration Date”). Party A shall deliver the premises and their ancillary facilities and equipment to Party B in the agreed condition prior to May 6, 2025. Party A and Party B shall jointly inspect the condition of the premises and their ancillary facilities and equipment and shall jointly execute a handover record. If the handover is delayed due to reasons attributable to Party B, as of the Commencement Date, Party A shall be deemed to have delivered the premises to Party B in satisfactory condition, and Party B shall remain obligated to pay the rent, property management fees, and other expenses as stipulated in this Contract.

(ii) Upon expiration or early termination of the lease term, Party B shall immediately restore the leased premises and their fixtures, fittings, and equipment to their original condition as existed at the time of delivery by Party A, and shall return the leased premises to Party A in good, clean, leasable, structurally sound, and well-maintained condition. Upon expiration of the lease term, if Party B is unable to return the premises on schedule due to special circumstances, Party B shall provide prior written notice to Party A. After obtaining Party A’s written consent, Party B may vacate the premises and complete the return procedures within a reasonable grace period, provided that Party B shall continue to pay rent, property management fees, and other expenses during such grace period. Party B shall, within thirty (30) days from the date of termination or rescission of this Contract, complete the industrial and commercial deregistration or change of address procedures for the registered address or business address located at the leased premises.

(iii) If Party B intends to renew the lease prior to the expiration of the lease term, Party B shall provide written notice to Party A three (3) months before the Lease Expiration Date. The rent for the renewal term shall be negotiated and determined by the parties in good faith. If the parties reach a renewal agreement, they shall execute a new lease contract. If Party B does not renew upon expiration or the parties fail to reach a renewal agreement, Party A or its authorized representative may, within one (1) month prior to the Lease Expiration Date, upon prior notice to Party B, accompany prospective tenants to inspect the leased premises. Party B shall make preparations for moving out and shall vacate the premises upon expiration of this Contract.

III. Rent and Property Management Fees

(i) Standards and Amounts of Rent and Property Management Fees Calculated on a daily basis: Rent is RMB 2.5 per day per square meter; Property management fee is RMB 0.8 per day per square meter.

(ii) Payment Schedule Within three (3) days from the date of signing this Contract, the Lessee shall pay 20% of the standard rent and property management fees (including tax) for the initial installment period (from May 6, 2025 to June 30, 2025), amounting to RMB 28,268 (in words: Twenty-Eight Thousand Two Hundred Sixty-Eight Renminbi Only), of which: rent excluding tax is RMB 19,646.79, tax amount is RMB 1,768.21 (tax rate 9%); property management fees excluding tax is RMB 6,465.09, tax amount is RMB 387.91 (tax rate 6%). Thereafter, during the first lease year (May 6, 2025 to December 31, 2025), the Lessee shall pay 20% of the standard rent and property management fees (including tax) for each calendar quarter within ten (10) days prior to the beginning of such quarter.

During the second lease year (January 1, 2026 to December 31, 2026), Party B shall pay 50% of the standard rent and property management fees (including tax) for each quarter within ten (10) days prior to the beginning of such quarter.

During the third lease year (January 1, 2027 to December 31, 2027), the Lessee shall pay 70% of the standard rent and property management fees (including tax) for each quarter within ten (10) days prior to the beginning of such quarter.

(iii) Payment Method Party B shall pay rent and property management fees in Renminbi (RMB) in accordance with relevant laws and regulations, and remit the amount to the account designated by Party A or by other means acceptable to Party A.

Account Name: __________
Account Number: __________
Bank: __________

(iv) If the Lessee fails to pay the rent and property management fees to the Lessor in accordance with the provisions of this Contract, the Lessee shall pay a late payment penalty of 0.05% of the total overdue amount for each day of delay. If the delay exceeds 60 days, this Contract shall automatically terminate, and the Lessor shall have the right to claim all losses caused by the Lessee’s default.

(v) Settlement and Invoicing of Rent and Property Management Fees

1. The Lessor shall conduct assessment on the Lessee for rent and property management fees refund during the fourth quarter of the first year, the fourth quarter of the second calendar year, and the fourth quarter of the third calendar year (collectively, the “Assessment Dates”), based on the assessment indicators and content set forth in Appendix 1.

2. The Lessor shall determine the actual amount of rent and property management fees to be borne by the Lessee based on the assessment results. If the assessment result is “Good” or above, the Lessor shall refund the corresponding proportion of the rent and property management fees already paid by the Lessee for the relevant assessment year in accordance with this Contract. If the assessment result is “Unsatisfactory,” no refund shall be made.

3. The Lessor shall issue an invoice to the Lessee based on the assessment results.

4. The Lessor shall remit the refundable rent and property management fees to the account designated by the Lessee (the Lessee shall provide a written explanation of the account information with its company seal affixed).

(vi) Adjustment of Rent and Property Management Fees

The Lessor shall conduct two assessments for adjustment of rent and property management fees based on the first two assessments (assessment indicators and content are set forth in Appendix 1), as follows:

1. If the first assessment is unsatisfactory, the rent and property management fees for the second lease year (January 1, 2026 to December 31, 2026) shall be RMB 4.3 per day per square meter (rent: RMB 3.3 per day per square meter; property management fees: RMB 1.0 per day per square meter);

2. If the first assessment is passed but the second assessment is unsatisfactory, the rent and property management fees for the third lease year (January 1, 2027 to December 31, 2027) shall be RMB 4.3 per day per square meter (rent: RMB 3.3 per day per square meter; property management fees: RMB 1.0 per day per square meter);

3. If both the first and second assessments are unsatisfactory, the rent and property management fees for the third lease year (January 1, 2027 to December 31, 2027) shall be RMB 6.6 per day per square meter (rent: RMB 5.0 per day per square meter; property management fees: RMB 1.6 per day per square meter).

In the event of adjustment of rent and property management fees due to unsatisfactory assessments, the adjusted amounts shall be paid in accordance with the payment schedule set forth in this Contract.

IV. Security Deposit

(i) Payment of Security Deposit

When paying the first installment of rent, the Lessee shall simultaneously pay the Lessor a security deposit of RMB 10,000. The Lessor shall issue a receipt as security for the Lessee’s compliance with and performance of the provisions of this Contract.

(ii) Refund of Security Deposit

The Lessor shall refund the security deposit without interest within 10 business days after all of the following conditions are satisfied:

This Contract is terminated, the Lessee vacates all leased property and restores the property to its original condition; within 30 days from the expiration of the lease term or termination of the Contract, the Lessee completes all procedures for changing (or canceling) its industrial and commercial registration and tax registration; the Lessee has no outstanding fees during the lease term and has no unpaid liquidated damages, compensation, or other amounts payable to the Lessor.

(iii) Deduction from Security Deposit.

If the Lessee commits any of the following acts, the Lessor shall have the right to directly deduct the corresponding amount from the security deposit, and the Lessee shall have no defense or objection:

1. If the Lessee terminates this Contract prior to its expiration for reasons other than those stipulated by law or contract, or if the Contract is terminated due to the Lessee’s violation of laws, regulations, or the parties’ agreement, the Lessor shall have the right to deduct the entire security deposit.

2. If the Lessee fails to restore the property to its original condition after termination or cancellation of this Contract, the Lessor shall have the right to deduct the entire security deposit. If the restoration cost assessed by the Lessor exceeds the security deposit amount, the Lessee shall pay the Lessor full compensation for the excess amount.

3. If the Lessee fails to complete the change or cancellation of its registered address within 30 days from the date of vacating, the Lessee shall be deemed to have automatically forfeited the entire security deposit.

4. During the lease term, if the Lessee defaults on rent, property management fees, or other charges, or if the Lessee causes losses that require compensation, the Lessor shall have the right to immediately deduct the relevant amount from the security deposit. If the security deposit is fully deducted and still insufficient to cover the amount owed, the Lessee shall make up the shortfall, and the Lessee shall replenish the deducted portion of the security deposit within seven (7) days after the Lessor makes a written request.

V. Energy and Other Related Charges

From the Rent Commencement Date, the Lessee shall bear the responsibility for the use and management of the property and the energy costs incurred, including water, electricity, and heating, as specifically provided below:

(i) During the lease term, the Lessee shall pay in full and on time the water, electricity, and heating costs incurred by using the property to the Lessor, a third party designated by the Lessor, or the park property management entity in accordance with relevant regulations.

(ii) If the Lessee renovates the leased property, it shall pay a corresponding renovation deposit to the Lessor’s property management entity in accordance with the provisions of the “Tiankai Higher Education Science and Technology Innovation Park Renovation Manual,” and the renovation matters shall be carried out in accordance with that manual.

(iii) In addition to the above fees, if there are other charges, the Lessee shall pay them in accordance with relevant regulations. If the Lessor advances payment of fees that should have been paid by the Lessee, the Lessee shall pay the corresponding amount to the Lessor based on the relevant payment vouchers provided by the Lessor, and the Lessor may also directly deduct such fees from the security deposit.

VI. Use and Maintenance of the Property

(i) Use of the Property

1. During the lease term, the Lessee shall use the leased property, equipment, and facilities reasonably. If issues arise due to defects or quality problems in the structure, fire protection, or air conditioning of the property, the Lessor shall promptly repair and maintain them. If such issues are caused by the Lessee’s renovation, demolition, or alteration, the Lessee shall be responsible for repair and maintenance. From the date the Lessee confirms acceptance of the property handover, the Lessee shall be responsible for the maintenance of interior doors and windows, wall and floor surfaces, electrical wiring (both high and low voltage), furniture, etc. If damage occurs during the lease term due to the Lessee’s actions, the Lessee shall repair, maintain, and restore the same at its own expense.

2. The Lessee shall comply with national and Tianjin municipal laws, regulations, and policies regarding safety management. The Lessee and its legal representative or principal responsible person shall bear primary responsibility for safety management in relation to fire safety, electrical safety, food safety, work safety, environmental safety, and the management of facilities and equipment within the leased property.

3. The Lessee shall use electrical power in accordance with the designed electrical standards of the property and shall comply with energy management regulations (including electricity, gas, water, etc.) of the Lessor and the building’s property management company. The Lessee shall not overload electrical circuits or install unauthorized wiring. If the Lessee intends to modify existing electrical wiring, it shall obtain the Lessor’s written consent and engage a qualified professional design and construction unit. The use of high-power electrical appliances (those using 220V AC and exceeding 1200W, such as small space heaters, induction cookers, iodine tungsten lamps, etc.) is prohibited within the leased property.

4. The Lessee is prohibited from storing or using hazardous chemicals within the leased property, including but not limited to explosives, compressed gases and liquefied gases, flammable liquids, flammable solids, substances that are spontaneously combustible or become flammable when wet, oxidizers and organic peroxides, toxic and infectious substances, radioactive materials, and corrosive materials.

5. Except for signage and nameplates uniformly designed and provided by the Lessor, the Lessee shall not display any advertising, light boxes, signage, decorations, flags, posters, or other objects visible from outside the building on the interior or exterior of the leased property. The Lessor shall have the right to remove any advertising, light boxes, signage, decorations, flags, posters, or other objects installed or displayed by the Lessee in violation of this clause, and all costs incurred as a result shall be borne by the Lessee.

(ii) Renovation of the Property

1. If the Lessee intends to carry out any renovation work on the property (including but not limited to interior partitioning, construction, alteration, or installation/replacement of equipment or devices), the Lessee shall obtain the Lessor’s written consent and obtain all necessary approvals from relevant government authorities before officially commencing office use. The Lessee shall not damage the main structure of the property. All costs arising from such activities shall be borne by the Lessee. The Lessee shall be responsible for the legality, reasonableness, and consequences of any renovation plan, and shall bear corresponding liability. The Lessor and designated property management company’s consent to the Lessee’s renovation plan shall not be deemed to constitute their acceptance of responsibility or liability for any disputes or damages arising from such plan. Any disputes or liability arising from the Lessee’s renovation shall be independently borne by the Lessee. Upon expiration of the lease term, the Lessee shall restore the property to its original condition.

2. The Lessee shall comply with the Lessor’s requirements regarding renovation or decoration of the leased property, shall file a declaration with the competent fire safety authority as required, and shall carry out construction in accordance with the fire safety authority’s approved drawings. Fire safety management shall be strengthened during construction, and hot work procedures shall be completed with the property management company for any construction involving hot work. The Lessee shall not carry out any interior renovation or equipment installation on the leased property until the above procedures are completed.

3. The Lessee shall ensure that its renovation work does not cause any damage to the leased property, the building structure, or its equipment, and does not affect other users’ normal use of the building or their leased properties. If this provision is violated, the Lessee shall compensate the Lessor for all losses incurred and for any personal injury or property damage caused to any person.

4. The Lessee warrants that the renovation work will not affect the normal office operations of other tenants in the park. Any disputes or liability arising from the Lessee’s renovation (including but not limited to personal injury, property damage, and complaints from neighboring parties) shall be solely resolved and borne by the Lessee. The Lessor shall have the right to regulate and manage the Lessee’s renovation, partitioning, construction, equipment installation, or alteration of the property, including managing the entry and exit of the Lessee’s construction personnel, material transportation, construction hours, and construction safety, to ensure the safe operation of the overall project and to prevent the Lessee’s actions from causing nuisance to other users or tenants of the property. The Lessee shall comply with and actively cooperate with the Lessor’s management.

5. The Lessee shall ensure that the leased property is free from noise, odors, or other disturbances that would affect others’ office work. The Lessee shall collect and store all renovation garbage and waste in the area designated by the Lessor and shall arrange for the regular collection and transportation of garbage or waste at its own expense. If the Lessee fails to clean up for an extended period, affecting the Lessor’s project operations, all costs incurred by the Lessor for disposal shall be borne by the Lessee.

(iii) Maintenance of the Property

1. The Lessor may enter the leased property for inspection and maintenance after giving reasonable prior notice to the Lessee. However, in an emergency, the Lessor may enter the leased property without prior notice and, if necessary, use force and break doors and windows to gain entry.

2. The Lessee shall maintain the leased property and its facilities in good, clean, rentable, and well-maintained condition (except for normal wear and tear). If the Lessee discovers issues requiring repair by the Lessor (such as structural or fire safety issues), it shall promptly notify the Lessor.

3. During the lease term, the Lessee shall maintain the rentable and good condition of the property and its equipment and facilities, and at its own expense, perform ongoing repairs, maintenance, and painting from time to time in accordance with the Lessor’s regulations to keep the property and its interior neat and aesthetically pleasing. Any personal injury, property damage, falling of suspended objects, collapse, or any personal or property losses or safety issues arising from the Lessee’s renovation, decoration, or daily maintenance of related facilities and equipment shall be the responsibility of the Lessee and shall be borne legally, with no liability on the part of the Lessor. During the lease term, any accidents (including but not limited to equipment falling, collapse, machinery overturning, electric shock, electric leakage, etc.) caused by construction quality issues in the Lessee’s renovation and decoration works, the Lessee’s negligence in maintenance, aging of facilities and equipment, or malfunctions, resulting in any personal or property damage, the Lessee shall be fully liable.

4. The Lessee shall take all preventive measures to protect the interior of the leased property from damage by fire, water, storms, high winds, typhoons, etc., and shall ensure that all windows are securely closed when severe weather threatens. If any defects or damage to any part of the interior of the leased property occur due to the Lessee’s inaction or negligence, the Lessee shall repair the same.

5. No employee, worker, or related person of the Lessee shall enter or approach any technical or maintenance facilities of the building, especially electrical rooms, without the Lessor or the Lessor’s designated personnel being present.

6. If any electrical device, wire, conduit, or pipe installed by the Lessee becomes hazardous, the Lessee shall promptly dismantle, repair, or replace the same.

VII. Representations and Warranties

(i) The Lessor makes the following representations and warranties to the Lessee:

1. Inspection and Maintenance of Common Areas and Common Facilities:

The management entity designated by the Lessor shall be responsible for conducting regular safety inspections and maintenance of the common areas and common facilities of the building, keeping them in good and serviceable condition. Upon discovering damage or malfunction, or receiving written notice from the Lessee regarding damage or malfunction, the management entity designated by the Lessor shall promptly carry out repairs and maintenance.

2. Security, Fire Protection, Environmental Sanitation:

The management entity designated by the Lessor shall be responsible for matters relating to security, fire protection, and environmental sanitation of the common areas and common facilities.

(ii) The Lessee makes the following representations and warranties to the Lessor:

1. Without the Lessor’s written consent, the Lessee shall not sublease, sublet, or otherwise transfer the right to use the leased property or any part thereof in any form or manner.

2. The Lessee shall comply with all provisions of Article VI regarding the use and maintenance of the property.

3. Given the unique nature of the leased property under this Contract, the Lessee waives its right of first refusal with respect to the leased property.

VIII. Amendment and Termination of the Contract

(i) This Contract may be terminated by mutual agreement of the parties through negotiation.

(ii) If the Contract cannot be performed due to force majeure, the affected party shall notify the other party, and this Contract shall terminate upon the notice reaching the other party.

(iii) If one party intentionally conceals material facts related to the conclusion of this Contract or provides false information, the other party shall have the right to terminate this Contract.

(iv) The Lessor shall have the right to unilaterally terminate this Contract and take back the property under any of the following circumstances:

1. The Lessee violates any provision of this Contract and fails to remedy the violation within seven days after receiving written notice from the Lessor;

2. The Lessee fails to complete the registration of a company at the leased property address or complete the change of registered address for an enterprise relocating into the property within three months from the Rent Commencement Date;

3. The Lessee sublets, subleases, or otherwise transfers the right to use the leased property during the lease term;

4. The Lessee fails to complete renovation, carry out substantive business operations, or substantially commence its project within three months from the Rent Commencement Date;

5. The Lessee has an average daily attendance of less than 4 employees per 100 square meters for 20 consecutive business days;

6. If the Lessee fails two consecutive assessments, the Lessor shall have the right to terminate this Contract or reallocate leased space for the Lessee; or if the Lessor agrees to allow the Lessee to continue leasing the space, the provisions of Article III(vi) of this Contract shall apply, in each case with the Lessee’s unconditional cooperation;

7. The Lessee’s tax payment amount and operating revenue both fall below 50% of the assessment targets for two consecutive assessments;

8. The Lessee defaults on rent, property management fees, security deposit, water/electricity/heating charges, or other fees and refuses to pay after written demand from the Lessor;

9. The Lessee is ordered to cease operations or has its business license revoked by the market supervision and administration authority, is adjudicated bankrupt or placed into liquidation by a judicial authority, or is included in the list of judgment debtors subject to enforcement for dishonored judgments or the list of parties involved in major tax law violation cases;

10. The Lessee engages in illegal activities or violates Tiankai Park management regulations, causing economic or reputational harm to Tiankai Park;

11. A safety accident occurs within Tiankai Park due to the Lessee’s actions;

12. Other circumstances stipulated by laws, regulations, policy documents, and relevant occupancy legal agreements.

(v) Other circumstances for termination of the contract as provided by law.

IX. Liability for breach of contract

Both parties shall comply with all provisions of this Contract. If either party violates any provision of this Contract, it shall bear the corresponding default liability and compensate for all losses caused. Such losses include all direct losses and provable indirect losses suffered by the non-defaulting party as a result of the termination or early termination of this Contract.

X. Confidentiality

Unless required by law, both parties agree that during the term of this Contract and after its termination, they shall not provide the content of this Contract and all appendices to any other party in any manner without the other party’s written consent. Both parties have a confidentiality obligation regarding material information and matters, including the other party’s commercial secrets, obtained during the performance of this Contract. If this confidentiality obligation is breached, the breaching party shall bear all losses caused to the non-breaching party.

XI. Exemption Clause

If this Contract cannot be performed or cannot be fully performed due to force majeure, neither party shall be held liable for breach of contract. However, the party affected by force majeure shall notify the other party within three (3) days after the occurrence of the force majeure event.

XII. Dispute Resolution

Any disputes arising between the parties in connection with this Contract shall first be resolved through negotiation. If negotiation fails, the dispute shall be submitted to the competent people’s court of the place where the leased property is located.

XIII. Miscellaneous

(i) Any notices or demands in connection with this Contract shall be made in writing and sent to the correspondence address set forth at the beginning of this Contract. If either party changes its address, it shall notify the other party within five (5) days after such change.

(ii) During the term of this Contract, if relevant laws, regulations, or policies of the State or Tianjin Municipality change, the terms of this Contract may be adjusted accordingly.

(iii) Matters not covered in this Contract shall be resolved by the parties through negotiation, and a supplementary agreement shall be signed. The supplementary agreement shall have the same legal effect as this Contract. In the event of any inconsistency, the supplementary agreement shall prevail.

(iv) This Contract shall become effective upon the affixation of the official seals of both parties.

(v) This Contract is executed in four (4) originals, with each party holding two (2) originals, all having equal legal effect.

(Signature page below, no text)

Party A:	Party B:

(Signature)	(Signature)

Date:	Date: